EXHIBIT 4.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF TEGAL CORPORATION

It is hereby certified that:

1.     The name of the Corporation (hereinafter called the “Corporation”) is Tegal Corporation.

2.     The Certificate of Incorporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article FOURTH the following new Article FOURTH:

“FOURTH: The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is Two Hundred Five Million shares, comprised of Two Hundred Million (200,000,000) shares of Common Stock, par value $0.01 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share. The designation, powers, preferences and relative, participating, optional or other special rights, including voting rights, qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware.”

3.     The Certificate of Incorporation is hereby amended by adding an Article TENTH, to read as follows:

“TENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, (i) the Board is expressly authorized and empowered to make, amend, supplement or repeal the Bylaws in any manner, without the assent or vote of the stockholders, not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, and (ii) the stockholders may change or amend or repeal the Bylaws in any manner pursuant to a vote of a majority of the voting power of the outstanding shares of capital stock entitled to vote.”

4.     The amendment of the Certificate of Incorporation herein certified was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent to this Amendment was 59,404,613 shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

        IN WITNESS WHEREOF, Tegal Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of September 13, 2005.

BY: /s/ Thomas R. Mika —————————————— Thomas R. Mika President and Chief Executive Officer